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                                                                    EXHIBIT 12.1

                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          Years ended December 31,
                                                                                           2002               2001
                                                                                       ------------      ------------
                                                                                     (Thousands, except ratio amounts)
(Loss) from continuing operations before income taxes, extraordinary items and
     cumulative effects of accounting changes ....................................     $   (140,963)     $   (535,428)
Undistributed income of less than 50% owned equity investees .....................                0              (939)
Minority interest in income of majority owned subsidiaries
     that have not incurred fixed charges ........................................              706              (799)
Add fixed charges (from below) ...................................................          181,211           242,628
                                                                                       ------------      ------------
                                                                                       $     40,954      $   (294,538)
                                                                                       ------------      ------------
Fixed charges:
 Interest expense:
     Corporate ...................................................................     $    154,392      $    205,520
     Amortization of debt costs ..................................................            7,102             6,106
1/3 of rental expense ............................................................           19,717            31,002
                                                                                       ------------      ------------
Fixed charges ....................................................................     $    181,211      $    242,628
                                                                                       ============      ============

Ratio (earnings divided by fixed charges) ........................................              (A)               (A)
                                                                                       ============      ============

(A) Due to the loss in the twelve months ended December 31, 2002 and 2001, the ratio coverage was less than 1:1. In order to achieve a coverage of 1:1, the Company would have had to generate additional income before income taxes, extraordinary items and cumulative effects of accounting changes of $140,257 and $537,166 for the years ended December 31, 2002 and 2001, respectively.

Excluding impairment losses and other operating expenses, the ratio of earnings to fixed charges would have been 1.82 and 1.44 for the twelve months ended December 31, 2002 and 2001, respectively.